Exhibit 99.1

WaferGen Bio-systems Reports Results for Second Quarter 2016

Second Quarter Revenues Represent 56% Growth over Second Quarter of 2015 and 30% Growth over First Quarter of 2016

FREMONT, California – August 9, 2016 – WaferGen Bio-systems, Inc. (NASDAQ: WGBS), a life sciences company focused on developing and commercializing technology platforms for genomic solutions, announced today its financial results for the second quarter ended June 30, 2016.

Key Recent Highlights

•
Announced in May 2016 the proposed merger with Takara Bio USA Holdings Inc. and certain of its affiliates, pursuant to which Takara would acquire the Company for a multiple of the Company’s 2016 revenue, subject to certain adjustments set forth in the merger agreement

•	Entered into a distribution agreement under which Takara has begun to distribute WaferGen’s products in Japan

•	Exceeded $2.5 million in quarterly revenue for the first time since WaferGen’s operations began

•	Placed four ICELL8™ Single-Cell Systems in the second quarter of 2016

•
Received a Notice of Allowance for a U.S. Patent Application for both method and system claims to process genetic material including single cell NGS libraries from multi-well arrays; consequently, WaferGen now owns five total issued patents and two allowed applications

•	Closed on June 30, 2016, with $7.4 million in cash, which WaferGen believes is sufficient to fund operations into 2017

“The second quarter set another new record for WaferGen,” said Rollie Carlson, Ph.D., President and Chief Executive Officer of WaferGen. “Our revenue of $2.5 million surpassing the $2.4 million we achieved in the fourth quarter of 2015. We have placed eight ICELL8 Single-Cell Systems since our initial launch in October of 2015, and are pleased with our sales outlook. Based on the feedback we are receiving from potential customers, leading biopharmaceutical companies and academic institutions, the demand for our ICELL8 Single-Cell System remains strong, although the sales cycle is longer than we originally envisaged. Based on all of this, as well as the continued strong performance from our base business, we are revising our full-year 2016 revenues from $12 million to $13 million to now be in the range of $10 million to $12 million.”

Second Quarter Ended June 30, 2016

Total revenue for the three months ended June 30, 2016, comprising product revenue only, was approximately $2.5 million, compared to approximately $1.6 million for the prior year period, which included $125,000 of license and royalty revenue. The increase of approximately $1.0 million in product revenue was primarily attributable to increases for the three months ended June

30, 2016, in sales of WaferGen’s SmartChip Systems, with revenue up 305% from the comparable 2015 period, mainly due to ICELL8 sales. Sales of SmartChip consumables and of the Apollo business products also increased, with revenue up 28% and 10%, respectively, from the comparable 2015 period.

Gross profit and gross profit margin related to product sales in the second quarter of 2016 were approximately $1.1 million and 44%, respectively, compared to gross profit and gross profit margin related to product sales of $809,000 and 54%, respectively, in the second quarter of 2015.  The decline in gross margin is mainly due to an increase in the percentage of revenue derived from the sale of systems, which afford lower margins than consumables.

Operating expenses in the three months ended June 30, 2016, increased by approximately $1.1 million to $5.9 million, compared to $4.8 million for the same period of 2015. Sales and marketing expenses increased $599,000 to approximately $1.8 million, compared to approximately $1.2 million in the three months ended June 30, 2015. Research and development expenses increased $111,000 to approximately $2.4 million, compared to approximately $2.3 million for the same quarter in 2015. General and administrative expenses increased $401,000 to approximately $1.7 million, compared to approximately $1.3 million in the second quarter of 2015, the increase being due to substantial legal and professional costs incurred related to our pending merger with Takara.

Net loss for the three months ended June 30, 2016, was approximately $4.9 million, or $0.26 per share, compared to a net loss of approximately $3.8 million, or $0.67 per share, in the same period of 2015.

Six Months Ended June 30, 2016

Total revenue for the six months ended June 30, 2016, comprising product, license and royalty revenue, was approximately $4.4 million, compared to approximately $2.8 million for the prior year period. This includes license and royalty revenue of $42,000 in the 2016 period, compared to $250,000 in the prior year period, under an agreement that terminated at the end of January 2016. Product revenue for the six months ended June 30, 2016, was approximately $4.4 million, compared to approximately $2.5 million for the prior year period. The increase of approximately $1.9 million in product revenue was primarily attributable to increases for the six months ended June 30, 2016, in sales of WaferGen’s SmartChip Systems, with revenue up 349% from the comparable 2015 period, mainly due to ICELL8 sales. Sales of SmartChip consumables and of the Apollo business products also increased, with revenue up 18% and 36%, respectively, from the comparable 2015 period.

Gross profit and gross profit margin related to product sales in the first six months of 2016 were approximately $2.2 million and 49%, respectively, compared to gross profit and gross profit margin related to product sales of $1.4 million and 57%, respectively, in the first six months of 2015.

Operating expenses in the six months ended June 30, 2016, increased by approximately $1.2 million to $11.3 million, compared to $10.1 million for the same period of 2015. Sales and marketing expenses increased approximately $1.1 million to approximately $3.6 million, compared to approximately $2.5 million in the six months ended June 30, 2015. Research and development expenses decreased $88,000 to approximately $4.7 million, compared to approximately $4.8 million for the same period in 2015. General and administrative expenses increased $139,000 to approximately $3.0 million, compared to approximately $2.9 million in the first half of 2015.

Net loss for the six months ended June 30, 2016, was approximately $9.3 million, or $0.50 per share, compared to a net loss of approximately $8.6 million, or $1.52 per share, in the same period of 2015.

At June 30, 2016, WaferGen had cash and cash equivalents of approximately $7.4 million.

2016 Guidance
WaferGen is updating its full-year 2016 revenue guidance from $12 million to $13 million to now be in the range of $10.0 million to $12.0 million.

Conference Call & Webcast
Tuesday, August 9th @ 5pm Eastern:
Domestic:        877-407-3982
International:        201-493-6780
Conference ID:     13642758
Webcast:        http://public.viavid.com/index.php?id=120672

Replays, available through August 23:
Toll-Free:        877-870-5176
International:        858-384-5517
Conference ID:     13642758

About WaferGen
WaferGen Bio-systems, Inc. is a biotechnology company that offers innovative genomic technology solutions for single-cell analysis and clinical research. The ICELL8™ Single-Cell System is a cutting edge platform which can isolate thousands of single cells and processes specific cells for analysis, including Next Generation Sequencing (“NGS”). The system has demonstrated unbiased isolation of up to 1,800 single cells ranging from 5-100 µm in size on a single chip, including single cells from solid tumors, brain cells, pulmonary airway cells, and multiple cell lines. The SmartChip™ platform can be used for profiling and validating molecular biomarkers, and can perform massively parallel singleplex PCR for one-step target enrichment and library preparation for clinical NGS. The Apollo 324™ system can be used to process DNA and RNA from clinical samples to NGS-ready libraries. These technologies offer a powerful set of tools for biological analysis at the molecular and single cell level in the life sciences, pharmaceutical, and clinical laboratory industries.

For additional information, please see http://www.wafergen.com

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the completion of the transactions contemplated by our merger agreement with Takara Bio USA Holdings Inc. and certain other parties thereto, the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses, expected cash usage, our expectations regarding our development of future products including single cell analysis technologies and our expectations concerning our competitive position and business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

WaferGen intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement, as well as other relevant documents concerning the proposed merger with Takara Bio USA. The definitive proxy statement will be sent or given to the stockholders of WaferGen and will contain important information about the merger agreement, its related transactions and other related matters. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Copies of documents filed by WaferGen with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement from WaferGen by going to WaferGen’s Investors page on its corporate website at www.wafergen.com.

Participants in the Solicitation

WaferGen and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding WaferGen’s directors and executive officers is available in WaferGen’s Proxy Statement filed with the SEC on April 12, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

INVESTOR CONTACT:

WaferGen Bio-systems, Inc.
Rollie Carlson
510-277-3417
Rollie.Carlson@wafergen.com

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Product	$2,517	$1,485	$4,405	$2,506
License and royalty	—	125	42	250
Total revenue	2,517	1,610	4,447	2,756
Cost of product revenue	1,399	676	2,253	1,090
Gross profit	1,118	934	2,194	1,666
Operating expenses:
Sales and marketing	1,831	1,232	3,605	2,465
Research and development	2,390	2,279	4,662	4,750
General and administrative	1,653	1,252	2,993	2,854
Total operating expenses	5,874	4,763	11,260	10,069
Operating loss	(4,756)	(3,829)	(9,066)	(8,403)
Other income and (expenses):
Interest expense, net	(113)	(107)	(220)	(213)
Gain on revaluation of warrant derivative liabilities, net	1	104	3	40
Miscellaneous income (expense)	(18)	11	3	(49)
Total other income and (expenses)	(130)	8	(214)	(222)
Net loss before provision for income taxes	(4,886)	(3,821)	(9,280)	(8,625)
Provision for income taxes	1	—	15	2
Net loss	$(4,887)	$(3,821)	$(9,295)	$(8,627)
Net loss per share - basic and diluted	$(0.26)	$(0.67)	$(0.50)	$(1.52)
Shares used to compute net loss per share - basic and diluted	18,817	5,677	18,775	5,668

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2016	December 31, 2015
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$7,351	$15,236
Accounts receivable, net of allowance	2,770	2,201
Inventories	1,437	1,998
Prepaid expenses and other current assets	539	404
Total current assets	12,097	19,839
Property and equipment, net	1,112	1,052
Goodwill	990	990
Intangible assets, net	702	912
Other assets	138	80
Total assets	$15,039	$22,873
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,610	$2,029
Accrued payroll and related costs	1,295	1,200
Current portion of long-term debt	184	180
Other current liabilities	986	917
Total current liabilities	5,075	4,326
Long-term debt, net of discount and current portion	2,687	2,570
Deferred income taxes	128	128
Other liabilities	35	152
Total liabilities	7,925	7,176

Stockholders’ equity:
Preferred Stock	2,214	2,214
Common Stock	121,041	120,329
Accumulated deficit	(116,141)	(106,846)
Total stockholders’ equity	7,114	15,697
Total liabilities and stockholders’ equity	$15,039	$22,873